EXHIBIT 11

Micron Electronics, Inc.
Computation of Per Share Earnings
(Amounts in thousands, except per share amounts)

Fiscal quarter ended                   November 27, 1997    November 28, 1996
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

PRIMARY
Weighted average shares outstanding               95,552               92,464
Net effect of dilutive stock options                 419                  538
                                                --------             --------
Number of shares used in per share calculation    95,971               93,002
                                                ========             ========

Net income                                      $  1,065             $ 24,812
                                                ========             ========

Per share earnings                              $   0.01              $  0.27
                                                ========             ========


FULLY DILUTED
Weighted average shares outstanding               95,552               92,464
Net effect of dilutive stock options                 419                  595
                                                --------             --------
Number of shares used in per share calculation    95,971               93,059
                                                ========             ========

Net income                                      $  1,065             $ 24,812
                                                ========             ========

Per share earnings                              $   0.01              $  0.27
                                                ========             ========
